EXHIBIT 10.2

GRAFTECH INTERNATIONAL LTD.

INCENTIVE COMPENSATION PLAN

                           Effective January 1, 2003, the UCAR International Inc. Global Incentive Plan and UCAR International Inc. Management Incentive Plan were combined, revised and renamed the GrafTech International Ltd. Incentive Compensation Plan (the “Plan”), as set forth herein.

ARTICLE I

PURPOSE OF PLAN

                          The purpose of the Plan is to: (i) provide incentives and rewards to all Eligible Employees participating in the Plan by having a portion of their compensation dependent upon the financial success of GrafTech International Ltd. (“GrafTech”) and its Subsidiaries (collectively, the “Company”); (ii) assist the Company in attracting, retaining, and motivating employees of high ability and experience; and (iii) make the Company’s compensation program competitive with those of other major employers.

ARTICLE II

DEFINITIONS

        2.1      “Award” shall mean the amount of the annual payment under the Plan payable to a Participant for a Plan Year.

                    “Base Pay” shall mean (i) for a salaried employee, the salary range midpoint of such employee’s appropriate salary grade (including shift premium) and, for an hourly employee, the average hourly straight time pay rate (including shift differential) of the December or the fourth quarter of the immediately preceding year, whichever is greater, annualized or (ii) compensation reasonably equivalent thereto as determined by the Department in its sole judgment.

        2.2      “Beneficiary” shall mean a Participant's deemed beneficiary pursuant to Article VIII.

        2.3      “Board” shall mean the Board of Directors of GrafTech.

        2.4      “CEO” and “CFO” shall mean the Chief Executive Officer and the Chief Financial Officer, respectively, of GrafTech.

        2.5      “Compensation Committee” shall mean the Organization, Compensation & Pension Committee of the Board. Any action that may be taken by the Compensation Committee may be taken by the Board.

        2.6      “Corporate Employees” shall mean: the CEO; the CFO; the General Counsel of GrafTech; and any other employee of the Company who does not perform services directly for a

Line of Business and who is designated by the CEO as a Corporate Employee for purposes of the Plan.

        2.7      “Corporate Performance Measures” shall mean such measures of overall performance of the Company as shall be determined for a Plan Year pursuant to Section 3.3. For any Plan Year, the Corporate Performance Measures shall be announced during the first quarter of the Plan Year.

        2.8      “Department” shall mean GrafTech's Corporate Human Resources Department.

        2.9      “Detrimental Conduct” shall mean activities which have been, are or would reasonably be expected to be detrimental to interests of the Company, as determined in the sole and good faith judgment of the Board. Such activities include, but are not limited to, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

        2.10      “Disability” shall mean a disability for purposes of the then current or most recent UCAR Carbon Long-Term Disability Plan, regardless of whether the relevant Participant is or would have been covered thereby.

        2.11      “Eligible Employees” shall mean all regular, full-time salaried or hourly employees (who actually worked during the Plan Year) of the Company, excluding: (i) those union-represented employees in the United States where no agreement has been reached with their bargaining representative for their participation in the plan; and (ii) those employees of any Subsidiary outside the United States covered by contractual and regulatory obligations where no agreement has been reached or required approval obtained for their participation in the Plan.

        2.12      “Executive Officers” shall mean any Eligible Employee who, at the relevant time, is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC rules thereunder.

        2.13      “Line of Business” or “LOB” shall mean any of the following lines of the Company’s business: Synthetic Graphite; Natural Graphite; and Advanced Carbon Materials.

        2.14      “LOB Performance Measures” shall mean such measures of performance of a Line of Business (“LOB Management Goals”) and individual plants (“LOB Plant Goals”) as shall be determined for each Line of Business for a Plan Year pursuant to Section 3.3. For any Plan Year, the LOB Performance Measures shall be announced during the first quarter of the Plan Year.

        2.15      “Participant” shall mean an Eligible Employee who has satisfied the requirements for participation in the Plan as set forth in Article IV.

        2.16      “Plan Year” shall mean the calendar year.

        2.17      “Subsidiary” shall mean a corporation of which more than 50 percent of the outstanding capital stock is owned, directly or indirectly, by GrafTech.

ARTICLE III

ADMINISTRATION

        3.1      Administration. Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full power and discretionary authority to construe and interpret the Plan, establish and amend regulations to further the purposes of the Plan, and take any other action necessary to administer and implement the Plan.

        3.2      Human Resources Department. The Department shall: (i) in consultation with the CEO, formulate, review and make recommendations to the Compensation Committee regarding such changes in the Plan as it deems appropriate or the Compensation Committee may request; (ii) maintain records of Awards; (iii) prepare reports and provide data as required by the Compensation Committee and government agencies; (iv) obtain consents and approvals relating to the Plan as required by government agencies; and (v) take such other actions as may be necessary or appropriate or as may be requested by the Compensation Committee for the effective implementation and administration of the Plan.

        3.3      Performance Measures. The general parameters (such as milestones and related awards) of the Corporate Performance Measures and the Line of Business Performance Measures (collectively “Performance Measures”) shall be determined by the Compensation Committee in consultation with the CEO. The specific Performance Measures and the related target Awards for the CEO and other Executive Officers shall be determined by the Compensation Committee. The specific Performance Measures and the related target Awards for other Participants shall be determined by the CEO, in consultation with the Department and LOB management, consistent with the general parameters approved by the Compensation Committee.

        3.4      Binding Effect. Decisions, actions and interpretations by the Compensation Committee, the Department or management of the Company, regarding the Plan, pursuant to this Article III or as otherwise provided for herein, shall be final and binding upon all Participants and Beneficiaries.

ARTICLE IV

PARTICIPATION

                     All Eligible Employees who have completed a minimum of three months of service during a Plan Year shall be eligible for an Award for that Plan Year. Except as otherwise provided in Article VII, Awards to Eligible Employees who have completed more than three months but less than 12 months of service during a Plan Year will be prorated based upon the Employee’s length of service during the Plan Year.

ARTICLE V

AWARDS

        5.1      Employees of Lines of Business. For any Plan Year, an Award for an Eligible Employee employed at any Line of Business shall be based on the LOB Performance Measures applicable to the relevant LOB or plant, as the case may be. However, if, for any such Plan Year, the applicable LOB Performance Measures have been attained by the relevant LOB or plant but the Corporate Performance Measures have not been attained, then such Eligible Employee shall not be entitled to an Award unless the Compensation Committee determines otherwise, in its sole discretion.

        5.2      Corporate Employees. For any Plan Year, an Award for an Eligible Employee who is a Corporate Employee shall be based on the Corporate Performance Measures.

        5.3      Individual Targets. For any Plan Year, the target Award for each Participant shall be a specified percentage of the Participant’s Base Pay as determined pursuant to Section 3.3.

        5.4      Determination of Awards. For each Plan Year, the Department, in consultation with the CEO and CFO, shall report to the Compensation Committee its evaluation as to whether and to the extent to which Performance Measures have been met. The general determination as to whether and the extent to which Performance Measures have been met shall be made by the Compensation Committee in consultation with the CEO. The specific determination as to whether and the extent to which Performance Measures applicable to the CEO and the other Executive Officers have been met shall be made by the Compensation Committee. The specific determination as to whether and the extent to which Performance Measures applicable to other Participants have been met shall be made by the CEO, in consultation with the Department and the relevant LOB Management, consistent with the general determination made by the Compensation Committee. The Compensation Committee, in its sole discretion, may increase or decrease the aggregate amount awarded to any Eligible Employee for any Plan Year irrespective of whether the relevant Performance Measures have been met.

        5.5      Change of Position During a Plan Year. If a Participant is reassigned to a different position or Line of Business during a Plan Year, the total Award will be determined proportionally based on the relative performance and time in each position or Line of Business, as the case may be.

ARTICLE VI

PAYMENT OF AWARD

        6.1      Payment. The Awards for any Plan Year shall normally be authorized during the first quarter in the year immediately following the end of such Plan Year or as soon thereafter as is practicable under the circumstances. The Awards will be paid to the qualified Participants promptly after authorization in cash; provided, however, that, subject to compliance with applicable requirements of the New York Stock Exchange and securities laws, the Compensation

Committee, in its sole discretion, may authorize the payment of any Award in common stock of GrafTech or combination of cash and common stock of GrafTech.

        6.2      Deferral of Payment. The Compensation Committee reserves the right to defer and to allow Participants to defer payment of some or all Awards, in whole or in part, upon such terms and conditions as the Compensation Committee in its sole discretion may determine. The Compensation Committee’s decision regarding the deferral of Awards shall be final and binding on all Participants and Beneficiaries.

        6.3      Subsidiaries' Liability for Awards. Each Subsidiary shall be liable for paying Awards with respect to Participants who are employed by such Subsidiary.

        6.4      Detrimental Conduct. Notwithstanding anything contained herein to the contrary, if a Participant has engaged or engages in Detrimental Conduct, then the Committee or the Board shall have the right, in its sole and good faith judgment, to suspend (temporarily or permanently) the payment of an Award to such Participant, increase the Performance Measures applicable to an Award to such Participant, cancel an Award to such Participant, require the forfeiture of an Award to such Participant, or take any other actions in respect of an Award to such Participant.

        6.5      Withholding or Offset. The Company retains the right to deduct and withhold from any payments due hereunder all sums that it may be required or permitted to deduct or withhold pursuant to any applicable contract, statute, law, regulation, order or otherwise.

ARTICLE VII

TERMINATION OF EMPLOYMENT

                     Notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated for any reason (including a voluntary or involuntary termination, death, disability or retirement) prior to the last day of a Plan Year, then such Participant shall not be entitled to any Award for such Plan Year.

ARTICLE VIII

BENEFICIARY DESIGNATION

                     For Eligible Employees who participate in the UCAR Carbon Savings Plan (the “Savings Plan”), the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under the Savings Plan shall be deemed to be a Participant’s Beneficiary. For Eligible Employees who do not participate in the Savings Plan, the beneficiary or beneficiaries designated by a Participant or deemed to have been designated by a Participant under a Company sponsored life insurance program shall be deemed to be a Participant’s Beneficiary. A deceased Participant’s unpaid Award shall be paid to his or her Beneficiary. If a Participant does not participate in the Savings Plan or such life insurance program, or if a Participant participates in the Savings Plan or such life insurance program and has not designated or been deemed to have designated a beneficiary thereunder, then a deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If a Beneficiary does not survive a Participant, then the deceased Participant’s unpaid Award shall be paid to the Participant’s estate. If the Beneficiary of a deceased Participant survives a Participant and dies before such Participant’s Award is paid, then such unpaid Award shall be paid to the Beneficiary’s estate.

ARTICLE IX

GENERAL PROVISIONS

        9.1      Awards Not Assignable. Nothing in this Plan shall be construed to give a Participant, Beneficiary, Participant’s estate or Beneficiary’s estate any right, title or interest in any specific asset, fund or property of any kind whatsoever owned by the Company or in which it may have any interest now or in the future, but each Participant, Beneficiary, Participant’s estate and Beneficiary’s estate shall have the right to enforce his, her or its claims against the relevant Subsidiary in the same manner as any unsecured creditor of the relevant Subsidiary. No Participant, Beneficiary, Participant’s estate or Beneficiary’s estate shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any right to receive a payment in advance of any such payment and any attempted transfer, assignment, anticipation, mortgage or encumbrance shall be void.

        9.2      Unfunded Compensation. The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of the relevant Subsidiary. Pursuant to Section 6.3, all Awards shall be paid from the general funds of the respective employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

        9.3      No Right to Employment. Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

        9.4      Adjustment of Awards. In the event of any significant event affecting the Company, the Compensation Committee, in consultation with the CEO, shall make equitable adjustments in the amount of the Awards, in the time of payment of the Awards or in the criteria for calculating the Awards.

        9.5      Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Delaware. The Plan shall be administered and interpreted so that it shall comply with the laws of any country in which Eligible Employees are located.

ARTICLE X

AMENDMENT, SUSPENSION OR TERMINATION

                     The Compensation Committee shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Awards granted prior to such action.

Approved on behalf of GRAFTECH INTERNATIONAL LTD. and its Subsidiaries By: /s/ Karen G. Narwold Name: Karen G. Narwold Title: Vice President and General Counsel